EXHIBIT 99.2

Second Quarter 2022 Earnings
Prepared Remarks

We are providing a copy of our prepared remarks in connection with our earnings announcement. These remarks are offered to provide additional detail for analyzing our Q2 2022 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:
August 4, 2022
8:30 a.m. Eastern Time

•To access the live broadcast, please visit the Investor Relations section of our website at https://investors.ansys.com and click on Events & Presentations, then Events Calendar.

•The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes prior to the call and asking the operator to connect you to our conference call.

•A replay will be available within two hours of the call's completion by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 3042539 or at https://investors.ansys.com/events-and-presentations/events-calendar.

/ Supplemental Information

In addition to our GAAP information, we have historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q2 2022 earnings press release, which can be found on our website in the "Why Ansys - News Center" section. Reconciliations of GAAP to non-GAAP information are also provided later in this document.

Constant currency amounts exclude the effects of foreign currency fluctuations on the reported results. To present this information, the 2022 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for 2021, rather than the actual exchange rates in effect for 2022. The constant currency growth rates are calculated by adjusting the 2022 reported results to exclude the 2022 currency fluctuation impacts and comparing them to the 2021 reported results. We have provided this non-GAAP financial information to aid investors in better understanding our performance.

Q2 2022 Financial Results // 1

/ Second Quarter Overview

We reported second quarter annual contract value (ACV) of $460.3 million, an increase of 7% and 13% in reported and constant currency, respectively, when compared to the second quarter of 2021. Year-to-date (YTD) 2022 ACV was $804.4 million, an increase of 7% and 12% in reported and constant currency, respectively, when compared to YTD 2021.

Second quarter consolidated GAAP revenue was $473.9 million, an increase of 6% and 13% in reported and constant currency, respectively, when compared to the second quarter of 2021. YTD 2022 consolidated GAAP revenue was $898.9 million, an increase of 11% and 16% in reported and constant currency, respectively, when compared to YTD 2021. GAAP diluted EPS was $1.13 and $1.94 in the second quarter and YTD 2022, respectively, compared to $1.06 and $1.89 for the second quarter and YTD 2021, respectively. Operating cash flows were $118.9 million and $329.9 million for the second quarter and YTD 2022, respectively, compared to $118.9 million and $290.0 million for the second quarter and YTD 2021, respectively.

Second quarter consolidated non-GAAP revenue was $475.9 million, an increase of 5% and 12% in reported and constant currency, respectively, when compared to the second quarter of 2021. YTD 2022 consolidated non-GAAP revenue was $904.5 million, an increase of 10% and 15% in reported and constant currency, respectively, when compared to YTD 2021. Non-GAAP diluted EPS was $1.77 and $3.13 in the second quarter and YTD 2022, respectively, compared to $1.85 and $2.97 for the second quarter and YTD 2021, respectively.

We continued to employ measures intended to mitigate the effects of COVID-19 on our business in the second quarter. Our direct and indirect sales and support teams continue to use collaborative technology to access both Ansys’ data centers and the public cloud, and to meet virtually with customers to mitigate disruptions to our sales pipeline. Our sales team continues to engage with customers around the world in a mix of virtual and in-person meetings, depending on the location specific guidelines and customer preferences. They continue to deliver customer value and business momentum. Our R&D teams have also continued to be productive and meet our product release targets, as evidenced by the recent release of Ansys 2022 R2 in July.

The Q3 and FY 2022 guidance, and the related assumptions, are detailed later in this document.

Other Recent Highlights

•We continue to deliver innovative, best-in-class multiphysics capabilities through new organic product releases.

◦With the release of Ansys 2022 R2 on July 28th, engineering teams can see through complexity to design the next generation of world-changing products. The new capabilities in Ansys 2022 R2 cross the breadth of physics, engineering disciplines and industries to support the scale and interoperability needed to gain knowledge of real-world product performance. Included in this release are new artificial intelligence (AI) capabilities, GPU solver advances and open workflows that enhance collaboration and increase productivity.

◦We also announced the release of two new semiconductor products – Ansys Totem-SC™ and Ansys PathFinder-SC™ – for power integrity and electrostatic discharge reliability signoff, respectively. The new products increase the speed and capacity of existing Totem™ and PathFinder™ products by integrating them into the Ansys SeaScape™ big-data platform for distributed processing. This deepens our strategic commitment to adopting open and customizable design platforms to enable multiphysics engineering simulations.

Q2 2022 Financial Results // 2

•We continue to work with our partners to advance innovation:

◦We expanded our long-standing collaboration with TSMC.
▪Worked on the TSMC N6RF Design Reference Flow for TSMC's N6 process technology. The TSMC N6RF Design Reference Flow uses our multiphysics simulation platform to provide radio frequency designers with a workflow that accelerates design times and reduces wasteful over-design. It enables higher performance and reliability for chips used in 5G radio communication, Wi-Fi connectivity, and IoT networks.
▪Achieved certification of our power integrity software for TSMC's industry-leading N4P and N3E process technologies. The certification enables next generation silicon designs for machine learning, 5G mobile, and high-performance computing applications. This latest collaboration builds on the recent certification of our platform for TSMC's N4 and N3 processes.

◦We joined the Intel Foundry Services (IFS) Cloud Alliance. IFS is a fully vertical, standalone foundry business announced by Intel last year. As part of Intel's commitment to meet the growing demand for foundry capacity, it is partnering with cloud service providers and electronic design automation suppliers to enable a secure design environment for customers on the cloud. Our tools are available as part of this interoperable, cloud-enabled semiconductor design flow that will help enable current and future Intel customers to enhance their productivity.

◦Samsung Foundry will engage our electromagnetic (EM) simulation tools to develop ultramodern designs, including 5G/6G, on the most advanced chips, nodes, and process technologies. Our simulation solutions will deliver a comprehensive EM-aware design flow with greater capacity, speed, and integration capabilities for Samsung's most advanced semiconductor technology, accelerating on-chip design cycle times to boost high-speed connectivity while helping to reduce design error and risk.

◦We will support research led by the University of Central Florida and funded by a $10 million NASA University Leadership Initiative five-year grant to accelerate aviation sustainability. The project aims to develop zero-carbon jet engines using liquid ammonia as an alternate, more sustainable fuel for aircraft. Our simulation solutions will be used as a key enabler of the project to both validate the use of ammonia and achieve the outcome within the desired timeline.

•We continue to be a leader in helping customers accelerate product design while improving performance and reliability.

◦Juniper Networks, a leader in secure, AI-driven networks, successfully deployed our software to accelerate production of its high-speed networking chips. We help Juniper achieve highly accurate power integrity signoff in significantly less time with a massively parallelizable design methodology that achieves greater switching coverage and improved reliability.

◦Longtime customer, WEG, a global leader in electrical engineering, power, and automation technology, signed a multi-year contract in Q2 to standardize on Ansys simulation. This new agreement will help the Brazilian company rethink its product development process by creating and implementing digital twins of its motors. This agreement will drive WEG’s electrification and green energy initiatives.

Q2 2022 Financial Results // 3

DEFERRED REVENUE AND BACKLOG

(in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	March 31, 2021
Current Deferred Revenue	$360,910	$386,019	$338,396	$366,596
Current Backlog	364,413	360,018	258,777	240,904
Total Current Deferred Revenue and Backlog	725,323	746,037	597,173	607,500

Long-Term Deferred Revenue	22,712	19,101	13,202	14,133
Long-Term Backlog	431,213	438,037	316,724	314,868
Total Long-Term Deferred Revenue and Backlog	453,925	457,138	329,926	329,001

Total Deferred Revenue and Backlog	$1,179,248	$1,203,175	$927,099	$936,501

ACV

(in thousands, except percentages)	Q2 QTD 2022	Q2 QTD 2022 in Constant Currency	Q2 QTD 2021	% Change	% Change in Constant Currency
ACV	$460,273	$487,222	$430,539	6.9%	13.2%

(in thousands, except percentages)	Q2 YTD 2022	Q2 YTD 2022 in Constant Currency	Q2 YTD 2021	% Change	% Change in Constant Currency
ACV	$804,418	$841,014	$749,921	7.3%	12.1%
*Represents an 11% increase in actual currency.

Recurring ACV includes both subscription lease license and maintenance ACV, and excludes perpetual license and service ACV.

Q2 2022 Financial Results // 4

Q2 2022 Trailing Twelve-Month ACV by Industry

Consumer, 2%
Aerospace & Defense, 21%
Automotive, 17%
Industrial Equipment, 9%
Energy, 9%
Materials & Chemicals, 5%
Academic, 3%
Construction, 1%
Healthcare, 2%
High-Tech, 31%

Q2 2021 Trailing Twelve-Month ACV by Industry

Consumer, 1%
Aerospace & Defense, 19%
Automotive, 18%
Industrial Equipment, 9%
Other, 1%
Energy, 8%
Materials & Chemicals, 5%
Academic, 4%
Construction, 1%
Healthcare, 2%
High-Tech, 32%

Q2 2022 Financial Results // 5

Regional and Industry Commentary
All geographies and our core industries of high-tech, aerospace & defense (A&D), and automotive grew constant currency ACV in the second quarter as companies sought to improve efficiency and innovation through digital technologies. Our customers continue to invest in our solutions to reduce costs and development time.

•Growth in the high-tech and semiconductor industry, specifically in EMEA and Asia-Pacific, was driven by 5G, sustainability and high-performance computing. Advanced process nodes, three-dimensional integrated circuits (3D-IC) and bespoke silicon continue to create semiconductor design challenges that require multiphysics analysis.

◦The quarter was highlighted by a multi-year, eight-figure sale to a European telecommunications company that expanded use of our solutions to support its shift to in-house chip design and meet the demands of high-performance networks and 5G wireless systems.
◦Asia-Pacific closed an eight-figure sale to a Japanese electronics manufacturer, as well as several multi-million-dollar sales to technology companies. Thermal analysis and multiphysics-related engineering challenges spurred by 3D-IC designs continued driving investment in our high-tech and semiconductor portfolio.

•In A&D, our comprehensive multiphysics portfolio remains well positioned to address modernization needs via digital transformation and new engineering challenges stemming from products that must travel farther, faster and more efficiently. All regions saw growth.

◦Multiple seven-figure sales contributed to our growth in the Americas, including an aerospace manufacturer that further invested in simulation for future projects that will require a variety of our solutions. The company uses our software across all engineering departments and for all materials intelligence needs.
◦Our growth in EMEA and Asia-Pacific was bolstered by the closing of multiple seven-figure contracts, including one European defense manufacturer using our solutions to optimize product performance and reliability by addressing electronic, thermal and aerodynamic vibration issues.

•Electrification and advanced driver assistance systems (ADAS) drove growth across all regions in the automotive industry, particularly in the Americas and Asia-Pacific which saw double-digit growth. The proliferation of ADAS is increasing demand for safety and reliability technologies, as well as sensor development solutions.

◦Growth in the Americas was driven by a multi-year, eight-figure contract with an automotive technology supplier using our software for electrification, safety and connectivity, along with other multi-year multi-million-dollar sales.
◦Growth in Asia-Pacific was supported by seven-figure sales to two automakers applying our solutions to a range of engineering challenges, from aerodynamics to ADAS.

•All regions contributed to double-digit growth in the industrial and energy industries. Sustainability and digital transformation initiatives are elevating interest in solutions that speed innovation and improve global collaboration and data management.

◦A multi-year, eight-figure sale to a German industrial machine manufacturer as well as other multi-million-dollar contracts drove growth in the industrial segment. Demand for improved collaboration and information sharing among geographically disparate teams supported investments in our software and global deployments of our solutions.
◦Energy industry growth was attributable to multi-million-dollar sales in the Americas and EMEA, including one with a North American consultancy using our solutions to reduce costs through reduced downtime.
Q2 2022 Financial Results // 6

REVENUE

(in thousands, except percentages)	Q2 QTD 2022	Q2 QTD 2022 in Constant Currency	Q2 QTD 2021	% Change	% Change in Constant Currency
GAAP Revenue	$473,850	$502,635	$446,654	6.1%	12.5%
Non-GAAP Revenue	$475,886	$504,764	$452,550	5.2%	11.5%

(in thousands, except percentages)	Q2 YTD 2022	Q2 YTD 2022 in Constant Currency	Q2 YTD 2021	% Change	% Change in Constant Currency
GAAP Revenue	$898,927	$939,037	$809,880	11.0%	15.9%
Non-GAAP Revenue	$904,523	$944,790	$824,699	9.7%	14.6%
The difference between the GAAP and non-GAAP revenue values is a result of the application of the fair value provisions applicable to the accounting for business combinations closed prior to 2022.

We continue to experience increased demand from our customers for contracts that often include longer-term, subscription lease licenses involving a larger number of our software products. These arrangements typically involve a higher overall transaction price. The upfront recognition of license revenue related to these larger transactions can result in significant subscription lease license revenue volatility. Software products, across a large variety of applications and industries, are increasingly distributed in software-as-a-service, cloud and other subscription environments in which the licensing approach is time-based rather than perpetual. This preference could result in a shift from perpetual licenses to time-based licenses, such as subscription leases, over the long term.

The value and duration of multi-year subscription lease contracts executed during the period significantly impact the recognition of revenue. As a result, revenue may fluctuate significantly, particularly on a quarterly basis, due to the timing of such contracts, relative differences in duration of long-term contracts from quarter to quarter and changes in the mix of license types sold compared to the prior year. Large swings in revenue growth rates are not necessarily indicative of customers' software usage changes or cash flows during the periods presented.

Q2 2022 Financial Results // 7

REVENUE BY LICENSE TYPE

GAAP

(in thousands, except percentages)	Q2 QTD 2022	% of Total	Q2 QTD 2021	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$135,031	28.5%	$129,794	29.1%	4.0%	12.4%
Perpetual	73,950	15.6%	85,028	19.0%	(13.0)%	(9.3)%
Maintenance	247,635	52.3%	218,297	48.9%	13.4%	19.8%
Service	17,234	3.6%	13,535	3.0%	27.3%	33.2%
Total	$473,850		$446,654		6.1%	12.5%

(in thousands, except percentages)	Q2 YTD 2022	% of Total	Q2 YTD 2021	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$226,488	25.2%	$194,871	24.1%	16.2%	22.7%
Perpetual	139,938	15.6%	152,555	18.8%	(8.3)%	(5.1)%
Maintenance	494,876	55.1%	431,971	53.3%	14.6%	19.5%
Service	37,625	4.2%	30,483	3.8%	23.4%	27.6%
Total	$898,927		$809,880		11.0%	15.9%

Non-GAAP

(in thousands, except percentages)	Q2 QTD 2022	% of Total	Q2 QTD 2021	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$135,033	28.4%	$129,805	28.7%	4.0%	12.4%
Perpetual	73,950	15.5%	85,028	18.8%	(13.0)%	(9.3)%
Maintenance	249,669	52.5%	224,176	49.5%	11.4%	17.7%
Service	17,234	3.6%	13,541	3.0%	27.3%	33.1%
Total	$475,886		$452,550		5.2%	11.5%

(in thousands, except percentages)	Q2 YTD 2022	% of Total	Q2 YTD 2021	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$226,552	25.0%	$196,047	23.8%	15.6%	22.0%
Perpetual	139,938	15.5%	152,555	18.5%	(8.3)%	(5.1)%
Maintenance	500,408	55.3%	445,606	54.0%	12.3%	17.1%
Service	37,625	4.2%	30,491	3.7%	23.4%	27.6%
Total	$904,523		$824,699		9.7%	14.6%
Q2 2022 Financial Results // 8

REVENUE BY GEOGRAPHY

GAAP

(in thousands, except percentages)	Q2 QTD 2022	% of Total	Q2 QTD 2021	% of Total	% Change	% Change in Constant Currency
Americas	$195,915	41.3%	$216,292	48.4%	(9.4)%	(9.3)%

Germany	33,187	7.0%	30,609	6.9%	8.4%	21.7%
Other EMEA	89,755	18.9%	74,348	16.6%	20.7%	32.2%
EMEA	122,942	25.9%	104,957	23.5%	17.1%	29.1%

Japan	57,105	12.1%	60,198	13.5%	(5.1)%	12.2%
Other Asia-Pacific	97,888	20.7%	65,207	14.6%	50.1%	58.5%
Asia-Pacific	154,993	32.7%	125,405	28.1%	23.6%	36.3%

Total	$473,850		$446,654		6.1%	12.5%

(in thousands, except percentages)	Q2 YTD 2022	% of Total	Q2 YTD 2021	% of Total	% Change	% Change in Constant Currency
Americas	$400,626	44.6%	$375,806	46.4%	6.6%	6.7%

Germany	63,773	7.1%	61,955	7.6%	2.9%	12.8%
Other EMEA	164,192	18.3%	146,277	18.1%	12.2%	20.7%
EMEA	227,965	25.4%	208,232	25.7%	9.5%	18.4%

Japan	94,976	10.6%	102,213	12.6%	(7.1)%	6.5%
Other Asia-Pacific	175,360	19.5%	123,629	15.3%	41.8%	47.8%
Asia-Pacific	270,336	30.1%	225,842	27.9%	19.7%	29.1%

Total	$898,927		$809,880		11.0%	15.9%
Q2 2022 Financial Results // 9

Non-GAAP

(in thousands, except percentages)	Q2 QTD 2022	% of Total	Q2 QTD 2021	% of Total	% Change	% Change in Constant Currency
Americas	$196,828	41.4%	$221,183	48.9%	(11.0)%	(10.9)%

Germany	33,366	7.0%	30,697	6.8%	8.7%	22.0%
Other EMEA	90,066	18.9%	74,659	16.5%	20.6%	32.1%
EMEA	123,432	25.9%	105,356	23.3%	17.2%	29.2%

Japan	57,491	12.1%	60,475	13.4%	(4.9)%	12.4%
Other Asia-Pacific	98,135	20.6%	65,536	14.5%	49.7%	58.1%
Asia-Pacific	155,626	32.7%	126,011	27.8%	23.5%	36.2%

Total	$475,886		$452,550		5.2%	11.5%

(in thousands, except percentages)	Q2 YTD 2022	% of Total	Q2 YTD 2021	% of Total	% Change	% Change in Constant Currency
Americas	$403,135	44.6%	$388,394	47.1%	3.8%	3.9%

Germany	64,261	7.1%	62,133	7.5%	3.4%	13.3%
Other EMEA	165,161	18.3%	146,970	17.8%	12.4%	20.8%
EMEA	229,422	25.4%	209,103	25.4%	9.7%	18.6%

Japan	95,964	10.6%	102,873	12.5%	(6.7)%	6.9%
Other Asia-Pacific	176,002	19.5%	124,329	15.1%	41.6%	47.5%
Asia-Pacific	271,966	30.1%	227,202	27.5%	19.7%	29.1%

Total	$904,523		$824,699		9.7%	14.6%

REVENUE BY CHANNEL

GAAP

	Q2 QTD 2022	Q2 QTD 2021	Q2 YTD 2022	Q2 YTD 2021
Direct revenue, as a percentage of total revenue	73.7%	75.4%	73.1%	73.8%
Indirect revenue, as a percentage of total revenue	26.3%	24.6%	26.9%	26.2%

Non-GAAP

	Q2 QTD 2022	Q2 QTD 2021	Q2 YTD 2022	Q2 YTD 2021
Direct revenue, as a percentage of total revenue	73.7%	75.6%	73.2%	74.1%
Indirect revenue, as a percentage of total revenue	26.3%	24.4%	26.8%	25.9%

Q2 2022 Financial Results // 10

INCOME STATEMENT HIGHLIGHTS

GAAP

	Q2 QTD 2022	Q2 QTD 2021	Q2 YTD 2022	Q2 YTD 2021
Gross margin	86.8%	85.6%	85.8%	84.4%
Operating margin	27.0%	26.1%	23.3%	20.6%
Effective tax rate	19.6%	27.3%	15.5%	5.9%

Non-GAAP

	Q2 QTD 2022	Q2 QTD 2021	Q2 YTD 2022	Q2 YTD 2021
Gross margin	91.0%	90.0%	90.3%	89.3%
Operating margin	40.7%	41.7%	37.8%	38.0%
Effective tax rate	18.0%	19.0%	18.0%	19.0%

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•Cash and short-term investments totaled $517.6 million as of June 30, 2022, of which 48% was held domestically.

•Deferred revenue and backlog was $1,179.2 million at June 30, 2022.

•Operating cash flows were $118.9 million for both the second quarter of 2022 and 2021. Operating cash flows were $329.9 million for YTD 2022 as compared to $290.0 million for YTD 2021.

•Capital expenditures totaled $5.0 million and $10.1 million for the second quarter and YTD 2022, respectively. We are currently planning capital expenditures in the range of $25.0 - $30.0 million for FY 2022 as compared to the $23.0 million that was spent in FY 2021.

SHARE COUNT AND SHARE REPURCHASES

We had 87.3 million and 87.5 million fully diluted weighted average shares outstanding in the second quarter and YTD 2022, respectively. We repurchased 0.5 million shares for $155.6 million during the first quarter of 2022. There were no repurchases during the second quarter of 2022. As of June 30, 2022, we had 2.0 million shares remaining available for repurchase under our authorized share repurchase program. Our authorized repurchase program does not have an expiration date, and the pace of the purchase activity will depend on factors such as working capital needs, cash requirements for acquisitions, our stock price, and economic and market conditions.

Q2 2022 Financial Results // 11

STOCK-BASED COMPENSATION EXPENSE

(in thousands, except per share data)	Q2 QTD 2022	Q2 QTD 2021	Q2 YTD 2022	Q2 YTD 2021
Cost of sales:
Maintenance and service	$2,264	$3,519	$4,827	$7,081
Operating expenses:
Selling, general and administrative	19,596	23,515	40,040	40,738
Research and development	17,638	15,851	30,282	30,185
Stock-based compensation expense before taxes	39,498	42,885	75,149	78,004
Related income tax benefits	(7,165)	(8,783)	(32,053)	(51,408)
Stock-based compensation expense, net of taxes	$32,333	$34,102	$43,096	$26,596
Net impact on earnings per share:
Diluted earnings per share	$(0.37)	$(0.39)	$(0.49)	$(0.30)

CURRENCY

The second quarter and YTD 2022 revenue and operating income, as compared to the second quarter and YTD 2021, were impacted by fluctuations in the exchange rates of foreign currencies against the U.S. Dollar. The currency fluctuation impacts on GAAP and non-GAAP revenue and operating income based on 2021 exchange rates are reflected in the tables below. Amounts in brackets indicate an adverse impact from currency fluctuations.

GAAP

(in thousands)	Q2 QTD 2022	Q2 YTD 2022
Revenue	$(28,785)	$(40,110)
Operating income	$(17,346)	$(21,840)

Non-GAAP

(in thousands)	Q2 QTD 2022	Q2 YTD 2022
Revenue	$(28,878)	$(40,267)
Operating income	$(18,077)	$(23,148)

The unfavorable net foreign exchange impacts on deferred revenue and backlog were $27.1 million and $39.8 million for the second quarter and YTD 2022, respectively.

Q2 2022 Financial Results // 12

The most meaningful currency impacts on revenue and operating income are typically attributable to U.S. Dollar exchange rate changes against the Euro and Japanese Yen. Historical exchange rates as well as exchange rate ranges provided for our May 2022 guidance are reflected in the charts below. For the average exchange rates in Q2 2022, the Euro was at the low end of our May 2022 guidance range and the Japanese Yen fell outside the May 2022 guidance range.

	Period-End Exchange Rates
As of	EUR/USD	USD/JPY
June 30, 2022	1.05	136
December 31, 2021	1.14	115
June 30, 2021	1.19	111

	Average Exchange Rates
Three Months Ended	EUR/USD	USD/JPY
June 30, 2022	1.06	130
June 30, 2021	1.21	109

	Average Exchange Rates
Six Months Ended	EUR/USD	USD/JPY
June 30, 2022	1.09	123
June 30, 2021	1.21	108

Rate Assumptions used in May 2022 Guidance	Euro	Japanese Yen
Q2 2022	1.06 - 1.09	126 - 129
FY 2022	1.07 - 1.10	124 - 127
Q2 2022 Financial Results // 13

/ Outlook

Our third quarter and full year financial guidance estimates are provided below and are based on significant assumptions that may or may not be realized as we progress through 2022. Those assumptions, and certain related management actions, include the following, among others:
•We have not considered further impacts from additional waves or mutated variants of COVID-19 that result in renewed shutdowns that stop or regress economic recovery in our outlook.

•Trade restrictions limited our ability to deliver products and services to customers in Russia and Belarus, and our guidance assumes that these restrictions will remain in place throughout 2022.
•Additional restrictions or a further deterioration in the global trade environment could have a material adverse impact on our business, as well as on our ability to achieve our financial guidance.
•The up-front recognition of revenue on perpetual licenses and the license component of multi-year subscription lease contracts has a significant impact on our operating results. Our 2022 guidance assumes the ongoing ability to drive more multi-year subscription lease deals across a broader set of customers and reflects the mix of license types that we see in our current forecast.

•Our blended renewal rates have historically been approximately 90%. Our renewal rates have remained high, and our assumptions are that they will continue to remain so for the majority of our business.
•Our spending reflects moderate expense impacts from inflation, and we continue to invest in long-term opportunities. We have also maintained and intend to maintain our commitment to invest in our acquisitions, research and development, and certain digital transformation projects, as those projects are critical to our ability to operate efficiently and scale the business for future growth.
•U.S. Dollar strengthening has had and is expected to continue to have a significant adverse impact on our 2022 results and future outlook. As a result of this dynamic, constant currency metrics are more indicative of our underlying operational performance.

We are currently forecasting the following:

Q3 2022 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$453.8	-	$473.8	$455.0	-	$475.0
Revenue Growth Rate	2.9%	-	7.4%	2.1%	-	6.6%
Revenue Growth Rate — Constant Currency	8.9%	-	13.5%	8.1%	-	12.6%
Operating margin	21.4%	-	24.9%	37.8%	-	39.4%
Effective tax rate assumption	18.2%			18.0%
Diluted earnings per share	$0.86	-	$1.05	$1.56	-	$1.70
We are currently expecting approximately 87.5 million fully diluted shares outstanding for Q3 2022.

(in millions, except percentages)	Other Financial Metrics
ACV	$392.0	-	$412.0
ACV Growth Rate	7.3%	-	12.7%
ACV Growth Rate — Constant Currency	13.0%	-	18.5%

Q2 2022 Financial Results // 14

FY 2022 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$1,997.7	-	$2,047.7	$2,005.0	-	$2,055.0
Revenue Growth Rate	4.8%	-	7.4%	3.8%	-	6.4%
Revenue Growth Rate — Constant Currency	10.2%	-	12.8%	9.2%	-	11.8%
Operating margin	27.0%	-	28.9%	41.0%	-	42.0%
Effective tax rate assumption	17.3%			18.0%
Diluted earnings per share	$4.91	-	$5.39	$7.50	-	$7.88

We are currently expecting approximately 87.6 million fully diluted shares outstanding for FY 2022.

(in millions, except percentages)	Other Financial Metrics
ACV	$1,980.0	-	$2,020.0
ACV Growth Rate	5.8%	-	8.0%
ACV Growth Rate — Constant Currency	11.3%	-	13.5%
Operating cash flows	$570.0	-	$610.0
Our diluted FY 2022 EPS guidance is inclusive of $22.0M in interest expense ($18.0 million, net of tax). This compares to interest expense in FY 2021 of $12.4 million ($10.0 million, net of tax) with the significant increase in FY 2022 driven by the recent rising interest rate environment and our floating interest rate on our term loans.
Despite an ongoing volatile macroeconomic environment, the updated FY 2022 guidance reflects an operational raise on ACV, revenue, diluted EPS and operating cash flows driven by the underlying strength of our business model and market position. Offsetting this outlook, persistent and meaningful U.S. Dollar strengthening in exchange rates continues to drive unprecedented headwinds. As a result, the guidance assumes additional incremental adverse impacts from currency, primarily driven by substantial weakening in the Euro and Japanese Yen.
As we mentioned in the previous quarter, the currency impacts are solely the result of externally driven events. The underlying foundation of our business remains strong, and we continue to see momentum. The chart below captures the drivers of the update to our last guidance provided in early May:

(in millions, except per share data)	Mid-point of Guidance in May	Incremental Operational Performance	August mid-point of Guidance at May Exchange Rates	Currency Fluctuations from May to August Guidance	August mid-point of Guidance at Current Exchange Rates
ACV	$1,990	$29	$2,019	($19)	$2,000
Revenue	$2,035	$18	$2,053	($23)	$2,030
Diluted earnings per share	$7.74	$0.07	$7.81	($0.12)	$7.69
Operating cash flows	$590	$6	$596	($6)	$590

Additionally, when compared to the 2021 currency rates, our full-year 2022 guidance is negatively impacted on ACV by approximately $100 million and on operating cash flow by approximately $35 million.
Q2 2022 Financial Results // 15

CURRENCY OUTLOOK
Our results are impacted by currency fluctuations, particularly by rate movements in the Euro and Japanese Yen. Our currency rate assumptions are as follows:

	Euro	Japanese Yen
Q3 2022	1.00 - 1.03	136 - 139
FY 2022	1.03 - 1.06	129 - 132

The outlook presented above factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many factors over which we have no control, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.
Please see the section entitled “Forward-Looking Statements and Risk Factors” for a discussion of risks, uncertainties and factors that could cause actual results to differ materially from those implied by forward-looking statements.

/ Glossary of Terms
Annual Contract Value (ACV): ACV is a metric we use to better understand the business. There is no GAAP measure comparable to ACV. ACV is composed of the following:

•the annualized value of maintenance and subscription lease contracts with start dates or anniversary dates during the period, plus
•the value of perpetual license contracts with start dates during the period, plus
•the annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus
•the value of work performed during the period on fixed-deliverable services contracts.

Example 1: A $300,000 subscription lease or maintenance contract with a term of January 1, 2022 - December 31, 2024 would contribute $100,000 to ACV in each of fiscal years 2022, 2023 and 2024.

Example 2: A perpetual license valued at $200,000 with a contract start date of March 1, 2022 sold in connection with three years of annual maintenance valued at a total of $120,000 would contribute to ACV as follows: fiscal year 2022: $240,000 ($200,000 + $40,000); fiscal years 2023 and 2024: $40,000 in each year.

Backlog: Installment billings for periods beyond the current quarterly billing cycle.

Deferred Revenue: Billings made or payments received in advance of revenue recognition.

Subscription Lease or Time-Based License: A license of a stated product of our software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period for the maintenance portion and up front for the license portion.

Perpetual / Paid-Up License: A license of a stated product and version of our software that is granted to a customer for use in perpetuity. The revenue related to this type of license is recognized up front.

Q2 2022 Financial Results // 16

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

/ Forward-Looking Statements and Risk Factors

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that provide current expectations or forecasts of future events based on certain assumptions. Forward-looking statements are subject to risks, uncertainties, and factors relating to our business which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.

Forward-looking statements use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” or other words of similar meaning. Forward-looking statements include those about market opportunity, including our total addressable market. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

The risks associated with the following, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•adverse conditions in the macroeconomic environment, including high inflation, recessionary conditions and volatility in equity and foreign exchange markets; political, economic and regulatory uncertainties in the countries and regions in which we operate (including as a result of the conflict between Russia and Ukraine);

•our ability to timely recruit and retain key personnel in a highly competitive labor market for skilled personnel, including potential financial impacts of wage inflation;

•impacts from tariffs, trade sanctions, export license requirements or other trade barriers (including impacts from changes to diplomatic relations and trade policy between the United States and Russia (or the United States and other countries that may support Russia or take similar actions) due to the conflict between Russia and Ukraine);

•constrained credit and liquidity due to disruptions in the global economy and financial markets, which may limit or delay availability of credit under our existing or new credit facilities, or which may limit our ability to obtain credit or financing on acceptable terms or at all;

•current and potential future impacts of a global health crisis, natural disaster or catastrophe, including the COVID-19 pandemic and actions taken to address the pandemic by our customers, suppliers, regulatory authorities, and our business, on the global economy and our business and consolidated financial statements, and other public health and safety risks; and government actions or mandates surrounding the COVID-19 pandemic;

•declines in our customers’ businesses resulting in adverse changes in procurement patterns; disruptions in accounts receivable and cash flow due to customers’ liquidity challenges and commercial deterioration; uncertainties regarding demand for our products and services in the future and our customers’ acceptance of new products; delays or declines in anticipated sales due to reduced or altered sales and marketing interactions with customers; and potential variations in our sales forecast compared to actual sales;

•increased volatility in our revenue due to the timing, duration and value of multi-year subscription lease contracts; and our reliance on high renewal rates for annual subscription lease and maintenance contracts;

Q2 2022 Financial Results // 17

•our ability to protect our proprietary technology; cybersecurity threats or other security breaches, including in relation to an increased level of our activity that is occurring from remote global off-site locations; and disclosure and misuse of employee or customer data whether as a result of a cybersecurity incident or otherwise;

•the quality of our products, including the strength of features, functionality and integrated multi-physics capabilities; our ability to develop and market new products to address the industry’s rapidly changing technology; failures or errors in our products and services; and increased pricing pressure as a result of the competitive environment in which we operate;
•investments in complementary companies, products, services and technologies; our ability to complete and successfully integrate our acquisitions and realize the financial and business benefits of the transactions; and the impact indebtedness incurred in connection with any acquisition could have on our operations;

•investments in global sales and marketing organizations and global business infrastructure; and dependence on our channel partners for the distribution of our products;

•operational disruptions generally or specifically in connection with transitions to and from remote work environments; and the failure of our technological infrastructure or those of the service providers upon whom we rely including for infrastructure and cloud services;

•our ability and our channel partners’ ability to comply with laws and regulations in relevant jurisdictions; and the outcome of contingencies, including legal proceedings, government or regulatory investigations and service tax audit cases;

•our intention to repatriate previously taxed earnings in excess of working capital needs and to reinvest all other earnings of our non-U.S. subsidiaries;

•plans for future capital spending; the extent of corporate benefits from such spending including with respect to customer relationship management; and higher than anticipated costs for research and development or slowdown in our research and development activities;

•uncertainty regarding income tax estimates in the jurisdictions in which we operate; and the effect of changes in tax laws and regulations in the jurisdictions in which we operate;

•our ability to execute on our strategies related to environmental, social, and governance matters, and achieve related expectations, including as a result of evolving regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs and the availability of requisite financing, and changes in carbon markets; and

•other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission (the SEC).

Q2 2022 Financial Results // 18

/ Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

	Three Months Ended
	June 30, 2022
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$473,850	$411,363	86.8%	$128,010	27.0%	$98,800	$1.13
Acquisition accounting for deferred revenue	2,036	2,036	0.1%	2,036	0.3%	2,036	0.02
Stock-based compensation expense	—	2,264	0.5%	39,498	8.3%	39,498	0.45
Excess payroll taxes related to stock-based awards	—	27	—%	217	0.1%	217	—
Amortization of intangible assets from acquisitions	—	17,414	3.6%	21,443	4.5%	21,443	0.25
Expenses related to business combinations	—	—	—%	2,428	0.5%	2,428	0.03
Adjustment for income tax effect	—	—	—%	—	—%	(9,839)	(0.11)
Total non-GAAP	$475,886	$433,104	91.0%	$193,632	40.7%	$154,583	$1.77
1 Diluted weighted average shares were 87,321.

	Three Months Ended
	June 30, 2021
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$446,654	$382,496	85.6%	$116,773	26.1%	$93,716	$1.06
Acquisition accounting for deferred revenue	5,896	5,896	0.2%	5,896	0.9%	5,896	0.07
Stock-based compensation expense	—	3,519	0.8%	42,885	9.5%	42,885	0.48
Excess payroll taxes related to stock-based awards	—	182	0.1%	2,319	0.6%	2,319	0.03
Amortization of intangible assets from acquisitions	—	15,025	3.3%	19,459	4.3%	19,459	0.22
Expenses related to business combinations	—	—	—%	1,321	0.3%	1,321	0.02
Adjustment for income tax effect	—	—	—%	—	—%	(2,997)	(0.03)
Total non-GAAP	$452,550	$407,118	90.0%	$188,653	41.7%	$162,599	$1.85
1 Diluted weighted average shares were 88,053.

Q2 2022 Financial Results // 19

	Six Months Ended
	June 30, 2022
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$898,927	$771,680	85.8%	$209,173	23.3%	$169,788	$1.94
Acquisition accounting for deferred revenue	5,596	5,596	—%	5,596	0.4%	5,596	0.06
Stock-based compensation expense	—	4,827	0.6%	75,149	8.4%	75,149	0.86
Excess payroll taxes related to stock-based awards	—	444	0.1%	5,270	0.6%	5,270	0.06
Amortization of intangible assets from acquisitions	—	34,666	3.8%	42,820	4.7%	42,820	0.49
Expenses related to business combinations	—	—	—%	4,166	0.4%	4,166	0.05
Adjustment for income tax effect	—	—	—%	—	—%	(28,971)	(0.33)
Total non-GAAP	$904,523	$817,213	90.3%	$342,174	37.8%	$273,818	$3.13
1 Diluted weighted average shares were 87,535.

	Six Months Ended
	June 30, 2021
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$809,880	$683,619	84.4%	$166,795	20.6%	$166,114	$1.89
Acquisition accounting for deferred revenue	14,819	14,819	0.3%	14,819	1.4%	14,819	0.17
Stock-based compensation expense	—	7,081	0.9%	78,004	9.5%	78,004	0.88
Excess payroll taxes related to stock-based awards	—	1,047	0.1%	11,454	1.4%	11,454	0.13
Amortization of intangible assets from acquisitions	—	29,974	3.6%	38,815	4.7%	38,815	0.44
Expenses related to business combinations	—	—	—%	3,291	0.4%	3,291	0.04
Adjustment for income tax effect	—	—	—%	—	—%	(50,976)	(0.58)
Total non-GAAP	$824,699	$736,540	89.3%	$313,178	38.0%	$261,521	$2.97
1 Diluted weighted average shares were 88,019.

Q2 2022 Financial Results // 20

In the third quarter and fiscal year 2022 guidance, the expected impacts of non-GAAP adjustments to revenue associated with the acquisition accounting for deferred revenue acquired in business combinations closed prior to 2022 are $1.2 million and $7.3 million, respectively. For fiscal year 2022, the impacts of non-GAAP adjustments associated with stock-based compensation result in a higher non-GAAP normalized effective tax rate than the comparable GAAP annualized effective tax rate. See below for a reconciliation of GAAP to non-GAAP operating margins and diluted earnings per share:

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Quarter Ending September 30, 2022
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	21.4%	-	24.9%	$0.86	-	$1.05
Exclusions before tax:
Acquisition adjustments to deferred revenue	0.2%			$0.01
Acquisition-related amortization	4.4%	-	4.7%	$0.24
Stock-based compensation and related excess payroll tax	9.8%	-	11.3%	$0.53	-	$0.59
Expenses related to business combinations	0.1%	-	0.2%	$0.01
Adjustment for income tax effect	N/A			($0.14)	-	($0.15)
Non-GAAP expectation	37.8%	-	39.4%	$1.56	-	$1.70

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Year Ending December 31, 2022
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	27.0%	-	28.9%	$4.91	-	$5.39
Exclusions before tax:
Acquisition adjustments to deferred revenue	0.3%			$0.08
Acquisition-related amortization	4.1%	-	4.3%	$0.96	-	$0.98
Stock-based compensation and related excess payroll tax	8.4%	-	9.1%	$1.99	-	$2.10
Expenses related to business combinations	0.3%			$0.06
Adjustment for income tax effect	N/A			($0.60)	-	($0.63)
Non-GAAP expectation	41.0%	-	42.0%	$7.50	-	$7.88

/ Non-GAAP Measures

We provide non-GAAP revenue, non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. These prepared remarks also contain a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.
We use non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for
Q2 2022 Financial Results // 21

management and employees. In addition, many financial analysts that follow us focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and we have historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:
Acquisition accounting for deferred revenue. Historically, we have consummated acquisitions in order to support our strategic and other business objectives. Under prior accounting guidance, a fair value provision resulted in acquired deferred revenue that was often recorded on the opening balance sheet at an amount that was lower than the historical carrying value. Although this fair value provision has no impact on our business or cash flow, it adversely impacts our reported GAAP revenue in the reporting periods following an acquisition. In 2022, we adopted accounting guidance which eliminates the fair value provision that resulted in the deferred revenue adjustment on a prospective basis. In order to provide investors with financial information that facilitates comparison of both historical and future results, we provide non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment for acquisitions prior to the adoption of the new guidance in 2022. We believe that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past and future reports of financial results as the revenue reduction related to acquired deferred revenue will not recur when related subscription lease licenses and software maintenance contracts are renewed in future periods.
Amortization of intangible assets from acquisitions. We incur amortization of intangible assets, included in our GAAP presentation of amortization expense, related to various acquisitions we have made. We exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by us after the acquisition. Accordingly, we do not consider these expenses for purposes of evaluating our performance during the applicable time period after the acquisition, and we exclude such expenses when making decisions to allocate resources. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past reports of financial results as we have historically reported these non-GAAP financial measures.
Stock-based compensation expense. We incur expense related to stock-based compensation included in our GAAP presentation of cost of maintenance and service; research and development expense; and selling, general and administrative expense. This non-GAAP adjustment also includes excess payroll tax expense related to stock-based compensation. Although stock-based compensation is an expense and viewed as a form of compensation, we exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance. Specifically, we exclude stock-based compensation during our annual budgeting process and our quarterly and annual assessments of our performance. The annual budgeting process is the primary mechanism whereby we allocate resources to various initiatives and operational requirements. Additionally, the annual review by our board of directors during which it
Q2 2022 Financial Results // 22

compares our historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of our senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, we record stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, we can review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Expenses related to business combinations. We incur expenses for professional services rendered in connection with business combinations, which are included in our GAAP presentation of selling, general and administrative expense. As of the second quarter of 2022, we have updated this non-GAAP measure to include, in addition to professional services rendered in connection with business combinations, other expenses directly related to business combinations, including compensation expenses and concurrent restructuring activities, such as employee severances and other exit costs. These costs are included in our GAAP presentation of selling, general and administrative and research and development expenses. The additional expenses were not material in the current or comparable period. We exclude these acquisition-related expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance, as we generally would not have otherwise incurred these expenses in the periods presented as a part of our operations. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Non-GAAP tax provision. We utilize a normalized non-GAAP annual effective tax rate (AETR) to calculate non-GAAP measures. This methodology provides better consistency across interim reporting periods by eliminating the effects of non-recurring items and aligning the non-GAAP tax rate with our expected geographic earnings mix. To project this rate, we analyzed our historic and projected non-GAAP earnings mix by geography along with other factors such as our current tax structure, recurring tax credits and incentives, and expected tax positions. On an annual basis we will re-evaluate this rate for significant items that may materially affect our projections.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
We have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Gross Profit	Non-GAAP Gross Profit
Gross Profit Margin	Non-GAAP Gross Profit Margin
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share
Constant currency. In addition to the non-GAAP financial measures detailed above, we use constant currency results for financial and operational decision-making and as a means to evaluate period-to-period comparisons by excluding the effects of foreign currency fluctuations on the reported results. To present this information, the 2022 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for the 2021 comparable period, rather than the actual exchange rates in effect
Q2 2022 Financial Results // 23

for 2022. Constant currency growth rates are calculated by adjusting the 2022 reported amounts by the 2022 currency fluctuation impacts and comparing the adjusted amounts to the 2021 comparable period reported amounts. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our reported results to our past reports of financial results without the effects of foreign currency fluctuations.

IR Contact:
Kelsey DeBriyn
Vice President, Investor Relations
724.820.3927
kelsey.debriyn@ansys.com

Q2 2022 Financial Results // 24